Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective this 16 day of December, 2016 (the “Effective Date”) among Merchants Bank, a Vermont chartered bank (the “Bank”), Merchants Bancshares, Inc., a Delaware corporation (the “Corporation” and, together with the Bank, “Merchants”) and Richard Donovan (the “Executive Officer”). The Corporation and the Bank may share or allocate between themselves any rights or responsibilities of the Corporation or the Bank under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment, Compensation & Employment Term.

(a)                                 Position and Duties. The Executive Officer shall serve as Interim Principal Financial Officer, Interim Principal Accounting Officer and Interim Treasurer of the Corporation effective upon appointment by the Corporation’s Board of Directors, reporting directly to Geoffrey R. Hesslink, President and Chief Executive Officer. The Executive Officer shall devote the Executive Officer’s full working time and efforts to the business and affairs of Merchants.

(b)                                 Term. The term of the Executive Officer’s employment under this Agreement (the “Term”) shall commence on the Effective Date and terminate automatically on the closing date of the transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger dated October 22, 2016 between Community Bank System, Inc. and the Corporation (the “Closing Date”), subject to earlier termination as provided in Section 2 of this Agreement. An automatic termination of the Executive Officer’s employment on the Closing Date shall be an “Automatic Termination.” Should the Transaction fail to close and the merger process be terminated (as determined by the Bank in its sole discretion for all purposes in this Agreement), the Bank shall confer with the Executive Officer regarding the Executive Officer’s future employment with Merchants, and this Agreement shall remain in effect, provided that, effective for any termination of the Executive Officer’s employment that occurs on or after the date of the termination of the merger process (as determined by the Bank in its sole discretion for all purposes in this Agreement), the Executive Officer shall not be eligible for any Severance Pay.

(c)                                  Base Salary. The Executive Officer’s salary for the Term shall be paid at the annualized rate of $225,000, payable on the Bank’s regular payroll dates. The Bank may adjust the salary at its discretion.

(d)                                 Benefits. The Executive Officer shall be eligible for paid vacation time pursuant to the Bank’s policy. At the conclusion of the Executive Officer’s employment,

the Bank shall pay the Executive Officer all earned but unused vacation days in a lump sum. During the Term, he shall also be entitled to standard bank holidays and paid time off consistent with that provided to other executives employed at the Bank. The Executive Officer shall not receive any other compensation or benefits except as required by law or this Agreement.

(e)                             Expenses. The Executive Officer shall be reimbursed for all business mileage, including weekly commuting mileage, and lodging in accordance with the Bank’s Travel and Expense policy. Expenses will be reimbursed by the Bank within five (5) days of submitting a completed expense form. Executive Officer shall submit such an expense form bi-weekly.

2.                                      Termination.

(a)                                 Death or Disability. In the event of the death or Disability of the Executive Officer (“Disability” being defined as the Executive Officer being unable to perform the essential functions of his job, with or without reasonable accommodation), this Agreement (including the Executive Officer’s employment hereunder) shall terminate. Should the Executive Officer die or become Disabled (as defined), the Bank shall have no further obligation to provide Executive Officer with any compensation beyond his last day of employment. Nothing in this Section shall be construed to waive the Executive Officer’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(b)                                 Termination by the Bank for Cause. The Bank may terminate the Executive Officer’s employment immediately (except when the Cure Period applies) hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other misappropriation by the Executive Officer of funds, property or rights of the Corporation or the Bank; (ii) commission by, plea of no contest by or conviction of the Executive Officer with respect to any felony, or any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty; (iii) any misconduct by the Executive Officer; (iv) unsatisfactory performance or non-performance by the Executive Officer of his material obligations to the Corporation or the Bank or under this Agreement (other than by reason of the Executive Officer’s Disability), provided that the Executive Officer shall have 15 days after the Bank’s written notice of such unsatisfactory performance or non-performance to cure such condition (the “Cure Period”), further provided that the Executive Officer shall only be entitled to one such Cure Period; or (v) a breach of the Executive Officer’s fiduciary duties as an officer of the Bank or a material breach of any of the provisions contained in this Agreement. If the Bank has terminated the Executive Officer’s employment without Cause and, after the Executive Officer’s date of termination (the “Date of

Termination”), matters constituting Cause become known to the Bank, the Bank may, by written notice to the Executive Officer, treat such termination as being for Cause.

(c)                                  Termination by the Bank Without Cause. The Bank may terminate the Executive Officer’s employment immediately hereunder without Cause. For the avoidance of doubt, a termination without Cause shall not include an Automatic Termination or a termination due to death or Disability. Should the Executive Officer’s employment be terminated without Cause, he shall receive the base salary he otherwise would have received had he remained employed for the Severance Period, payable in installments in accordance with the Bank’s normal payroll practices (the “Severance Pay”), provided he executes a comprehensive separation and release agreement in favor of the Bank and the Corporation within 30 days after the Date of Termination, with such terms as the Bank may determine, and further provided that if the Transaction does not close and the merger process is terminated, the Executive Officer shall not be eligible for any Severance Pay. The Severance Period is the period from the Date of Termination until the earliest of the following: (i) the end of the ninety (90) day period immediately following the Date of Termination; (ii) the Closing Date; or (iii) the date that the Bank determines to be the date of the termination of the merger process. The Bank shall begin paying Severance Pay on the Bank’s first payroll date occurring at least 30 days after the Date of Termination. In addition, the Bank shall also pay the Executive Officer all reimbursable expenses and all earned but unpaid vacation days accrued as of the Date of Termination. Notwithstanding the foregoing, if the Executive Officer breaches any of the Executive Officer’s restrictive covenant obligations to the Bank, the Corporation and/or any of their affiliates, including without limitation the confidentiality, noncompetition or nonsolicitation provisions contained in this Agreement, all payments of the Severance Pay shall immediately cease.

(d)                                 Resignation. This Agreement may also be terminated by the Executive Officer for any reason by giving thirty (30) days’ advance written notice of resignation to the CEO of the Bank. The Bank shall pay the Executive Officer his compensation for the period prior to the effective date of his resignation as well as all reimbursable expenses and all earned but unpaid vacation days, but shall have no obligation to make any further payments to the Executive Officer. Notwithstanding the foregoing, should the Executive Officer terminate his employment, the Bank may accelerate the Date of Termination without such acceleration constituting a termination without Cause. In the event of such acceleration, the Bank shall continue to pay the Executive Officer’s salary effective to the end of the thirty (30) day period from the date of notice.

3.                                      Confidential Information, Cooperation and Nonsolicitation.

(a)                                 Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Corporation or the Bank which is of value to either of them in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Corporation, the Bank or the interests of either of them. Confidential Information includes, without limitation, financial information, reports, potential business and forecasts; inventions, improvements, and other intellectual property; trade secrets; know-how; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions, sale or disposition of the business or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive Officer in the course of Executive Officer’s employment with the Bank, as well as other information to which the Executive Officer may have access in connection with the Executive Officer’s employment with the Bank. Confidential Information also includes the confidential information of others with which the Corporation or the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless it is in the public domain due to the breach of the Executive Officer’s duties herein.

(b)                                 Confidentiality. The Executive Officer understands and agrees that the employment relationship creates a relationship of confidence and trust between Executive Officer and Merchants with respect to all Confidential Information. At all times during the Executive Officer’s employment with the Bank and after its termination, the Executive Officer will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of the Bank’s CEO except as may be necessary during the ordinary course of performing the Executive Officer’s duties with Merchants.

(c)                                  Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive Officer by the Corporation or the Bank will be and remain the sole property of the Corporation or the Bank. The Executive Officer shall return to the Corporation or the Bank all such materials and properties as and when requested by the Corporation or the Bank or immediately after the Executive Officer’s termination. The Executive Officer shall not retain any such material or property or any copies thereof after such termination.

(d)                                 Non-Solicitation. During the Executive Officer’s employment with the Bank and for a period of one (1) year thereafter (the “Restricted Period”), Executive Officer shall: (i) refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing any person to leave employment with the Corporation, the Bank or its successor, including without limitation Community Bank System, Inc. (with the exception of terminations of employment of subordinate employees undertaken during the course of the Executive Officer’s employment with the Bank); and (ii) refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Bank. The Executive Officer understands that the restrictions set forth in this paragraph are intended to protect the Merchants’ and any successor’s interest in their Confidential Information and established employment, customer and supplier relationships and goodwill, and agrees such restrictions are reasonable and appropriate for such purpose. The Restricted Period shall be extended by each day that the Executive is in breach of these nonsolicitation restrictions.

(e)                                  Nondisparagement. The Executive Officer agrees that at all times during the Executive Officer’s employment with the Bank and after its termination, the Executive Officer shall refrain from making any disparaging statements concerning the Corporation, the Bank or any of its affiliates, products, services or current or former officers, directors, shareholders, employees or agents (with the exception of statements made in the Bank’s interest in the proper course of the Executive Officer’s performance of his job duties during his employment).

(f)                                   Third-Party Agreements and Rights. The Executive Officer hereby confirms that the Executive Officer is not bound by the terms of any agreement with any current or previous employer or other party which restricts in any way the Executive Officer’s use or disclosure of information or the Executive Officer’s engagement in any business. The Executive Officer represents to the Bank that the Executive Officer’s execution of this Agreement, the Executive Officer’s employment with the Bank and the performance of the Executive Officer’s duties for the Bank will not violate any obligations the Executive Officer may have to such previous employer or other party. In the Executive Officer’s work for the Bank, the Executive Officer shall not disclose or make use of any information in violation of any agreements with or rights of any previous employer, current employer or other party, and the Executive Officer shall not bring to the Bank premises any copies or tangible embodiments of non-public information belonging to or obtained from any other employment or party.

(g)                                  Litigation and Regulatory Cooperation. During and after the Executive Officer’s employment, the Executive Officer shall cooperate fully with the Corporation, the Bank or any successor in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation, the Bank or any successor which relate to events or occurrences that transpired while Executive Officer was employed by the Bank. The Executive Officer’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporation or the Bank at mutually convenient times. During and after the Executive Officer’s employment, the Executive Officer shall fully cooperate with the Corporation, the Bank or any successor in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive Officer was employed by the Bank. The Corporation or the Bank or any successor shall compensate the Executive Officer for any time required at a rate commensurate with the base salary rate set forth in this Agreement and shall reimburse the Executive Officer for any reasonable out of pocket expenses incurred in connection with the Executive Officer’s performance of obligations pursuant to this paragraph.

(h)                                 Injunction. The Executive Officer agrees that it would be difficult to measure any damages caused to the Corporation, the Bank or any successor that might result from any breach by the Executive Officer of the promises set forth in this Section 3, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive Officer agrees that if the Executive Officer breaches or proposes to breach any portion of this Agreement, the Corporation, the Bank and any successor shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving actual damage to the Corporation, the Bank or any successor.

(i)                                     Protected Disclosures. The Executive Officer understands that nothing contained in this Agreement limits the Executive Officer’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Bank or the Corporation. The Executive Officer also understands that nothing in this Agreement limits the Executive Officer’s ability to share compensation information concerning the Executive Officer or others, except that this does not permit the Executive Officer to disclose compensation information concerning others that the Executive Officer obtains because the Executive Officer’s job responsibilities require or allow access to such information.

(j)                                    Defend Trade Secrets Act of 2016. The Executive Officer understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.                                      Integration. This Agreement and any other restrictive covenant obligation the Executive Officer has to the Bank, the Corporation or their affiliates constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

5.                                      Withholding. All payments made to the Executive Officer by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

6.                                      Successor to the Executive Officer. This Agreement shall inure to the benefit of and be enforceable by the Executive Officer’s personal representatives, executors, administrators, heirs, distributes and legatees. In the event of the Executive Officer’s death prior to the completion of all payments due him under this Agreement, the Bank shall continue such payments to the Executive Officer’s beneficiary designated in writing to the Bank prior to his death (or his estate if the Executive Officer fails to make such a designation).

7.                                      Enforceability. If any part or provision of this Agreement (including without limitation any portion or provision of this section of the Agreement) to any extent be declared illegal, or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application or such part or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each part and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.                                      Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the Executive Officer’s termination of employment to the extent necessary to effectuate the terms contained herein.

9.                                      Waiver. No waiver of any provision of this Agreement shall be effective unless made in a writing signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.                               Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive Officer at the last address the Executive Officer has filed in writing with the Bank or any successor, or in the case of the Bank or any successor, at its main offices, attention of the Board of Directors of the Bank.

11.                               Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive Officer and by the CEO of the Bank.

12.                               Governing Law; Jurisdiction. This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont, without giving effect to the choice of law principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

13.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall be considered one and the same document.

14.                               Section 409A. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or qualify for an exemption to Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for Section 409A purposes. Neither the Bank, the Corporation nor their affiliates, the Board of Directors of either the Corporation or the Bank, or any employee, officer or director of the Bank, the Corporation or their affiliates shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive Officer as a result of this Agreement.

15.                               Assignment and Transfer by the Bank and the Corporation; Successors. The Bank and the Corporation shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Bank’s and the Corporation’s parents, subsidiaries and other affiliates. The Executive Officer expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Bank’s and the Corporation’s successors and permitted assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement this 16 day of December, 2016.

MERCHANTS BANK

By:	/s/ Michael G. Furlong
Its:	Board Chair
Dated:	December 16, 2016

MERCHANTS BANCSHARES, INC

By:	/s/ Jeffrey L. Davis
Its:	Chairman
Dated:	December 16, 2016

EXECUTIVE OFFICER

/s/ Richard Donovan
Richard Donovan
Dated:	December 16, 2016